Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Myriad Genetics, Inc.

We consent to the incorporation by reference in the registration statements (File No.’s 333-04700, 333-23255, 333-40961, 333-93363, 333-72978, 333-115409, 333-120398, 333-131653, 333-140830) on Forms S-8, and in the registration statements (File No.’s 333-73124 and 333-123914) on Forms S-3 of Myriad Genetics, Inc. of our report dated September 6, 2006, with respect to the consolidated balance sheet of Myriad Genetics, Inc. and subsidiaries as of June 30, 2006, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the years in the two-year period ended June 30, 2006, and the related financial statement schedule as of June 30, 2006, which report appears in the June 30, 2007 annual report on Form 10-K of Myriad Genetics, Inc.

/s/ KPMG LLP

Salt Lake City, Utah
August 27, 2007